UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2013

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Inclusion of Lung Nourishing Syrup on National Essential Drugs List

Bohai Pharmaceuticals Group, Inc. (the “Company”) is pleased to report that Lung Nourishing Syrup, one of the Company’s key products, has been included in the new national “Essential Drugs List” (or EDL) issued by the Ministry of Health of China on March 15, 2013. The new EDL superseded its previous version formerly issued in 2009 and will become effective on May 1, 2013. In addition to Lung Nourishing Syrup, the Company has another product, Fangfengtongsheng Granule, which was listed in the 2009 version and is again included in the new EDL.

The Company believes the inclusion on EDL would significantly increase the marketability of Lung Nourishing Syrup based on two reasons as follows:

▪	Firstly, the EDL allows for up to 100% insurance coverage by the Chinese government, resulting in price advantage for EDL listed products; and

▪	Secondly, all rural hospitals/clinics and level 2 hospitals in China have been mandated by law to limit their prescriptions to just EDL listed products. The inclusion on the EDL would thus substantially expand the distribution network for Lung Nourishing Syrup, especially in the rural areas, where a majority of China’s population resides.

Prior to being covered by the EDL, Lung Nourishing Syrup had been (and still is) eligible for reimbursement under China’s National Medical Insurance Program.

Update on the Company’s Convertible Notes

On January 5, 2010, the Company consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at $2.40 per share. The Notes were due to mature on January 5, 2012, but the maturity date was extended (with the agreement of Euro Pacific Capital, Inc. (“Euro Pacific”), the placement agent for the Offering and representative of the Investors) to April 5, 2013 through four amendments to the Notes undertaken during 2012. As of the date of this Report, the Company has, through a series of payments made during 2012, reduced the outstanding principal amount under the Notes to $8,464,500.

The Company is currently in discussion with Euro Pacific to further amend the Notes to extend the maturity date to April 5, 2014. In connection with such extension, the Company and Euro Pacific proposed to make a payment in the amount equal to 10% of the outstanding principal plus any accrued interest (at the current rate of 12% per annum) on each of April 5, 2013, October 5, 2013 and April 5, 2014.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2013, Hongbin Shan notified the Company of his resignation as the Company’s Vice President – Sales and Marketing, effective March 22, 2013.  Mr. Shan’s resignation was for personal reasons not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Cautionary Note on Forward Look Statements

This Current Report on Form 8-K of the Company contains, or may contain, among other things, certain “forward-looking statements” which involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, the actual benefits (if any) of the inclusion of Lung Nourishing Syrup in the EDL and the results of the Company’s efforts to repay its Notes, may differ significantly from those set forth in the forward-looking statements. Forward-looking statements involve risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to update any forward-looking statements, except as provided for by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 26, 2013	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer